EXHIBIT 99.1

RBC Life Sciences®

Press Release    Steven E. Brown, Executive VP, CFO                            For Further Information:    For Immediate Release
Tel: 972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences Reports 2011 Results

Irving, Texas, March 19, 2012 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $28.4 million for the year ended December 31, 2011, a 1% increase over 2010 consolidated net sales of $28.2 million. For the year ended December 31, 2011, the Company reported a net loss of $71,000, or $0.00 per diluted share, compared to net earnings of $558,000, or $0.02 per diluted share, during 2010.

“During 2011, we experienced significant sales growth in our Associate network channel. Sales increased 45% while new Associate recruiting increased 75% compared to 2010. In May 2011, we launched a new dietary supplement product, Stem-KineTM, which, along with the expansion of our business in Southeast Asia, accounted for much of the sales growth,” said RBC Life Sciences President and CEO, Clinton H. Howard. “The net loss for the year resulted mainly from investments we made in a new branch office in Taiwan, which opened October 1, 2011, and a decline in our international licensee sales."

Stem-Kine is a dietary supplement that has been shown in published human clinical studies to nutritionally enable bone marrow and other stem-cell-producing tissues, which form the natural repair and renewal system of the body, to increase their production of stem cells. The Company distributes Stem-Kine under an exclusive license agreement that covers the U.S. and 41 other countries.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, markets and distributes high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

RBC Life Sciences - Year 2011

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Years Ended December 31,
	2011	2010
Net sales	$28,448	$28,157
Gross profit	14,316	13,686
Operating profit (loss)	(71)	1,044
Earnings (loss) before income taxes	(211)	891
Provision (benefit) for income taxes	(140)	333
Net earnings (loss)	(71)	558

Earnings (loss) per share - basic	$(0.00)	$0.03
Earnings (loss) per share - diluted	(0.00)	0.02

Weighted average shares outstanding - basic	22,229	21,999
Weighted average shares outstanding - diluted	22,229	22,436

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2011	2010
Assets
Cash and cash equivalents	$3,859	$4,220
Inventories	6,449	5,343
Other current assets	1,669	1,696
Total current assets	11,977	11,259
Other assets	6,849	7,085
Total assets	$18,826	$18,344

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$3,237	$3,087
Deferred revenue	2,990	2,490
Other current liabilities	182	168
Total current liabilities	6,409	5,745
Other liabilities	2,554	2,723
Shareholders' equity	9,863	9,876
Total liabilities and shareholders' equity	$18,826	$18,344